EXHIBIT (a)(5)(C)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offers (as defined below are made solely by the Offer to Purchase, dated March 28, 2008, and the related Letter of Transmittal, and any amendments thereto, and are being made to all holders of Shares. Offeror (as defined below) is not aware of any state where the making of the Offers is prohibited by administrative or judicial action pursuant to any valid state statute. If Offeror becomes aware of any valid state statute prohibiting the making of the Offers, Offeror will make a good faith effort to comply with such statute. If, after such good faith effort, Offeror cannot comply with such state statute, the Offers will not be made to nor will tenders be accepted from or on behalf of the holders of Shares in such state.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock
and All Outstanding Shares of Series A Convertible Preferred Stock

of

I-trax, Inc.

at

$5.40, Net Per Common Share and
$54.00 Plus the Dividend Amount, Net Per Series A Convertible Preferred Share

by

Putter Acquisition Sub, Inc.,

a wholly owned subsidiary of

Walgreen Co.

Putter Acquisition Sub, Inc., a Delaware corporation (“Offeror”) and a wholly owned subsidiary of Walgreen Co., an Illinois corporation (“Walgreens”), hereby offers to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share (the “Common Shares”), and Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares” and together with the Common Shares, the “Shares”), of I-trax, Inc., a Delaware corporation (“I-trax”), pursuant to Offeror’s Offer to Purchase all issued and outstanding Shares at $5.40 (the “Offer Price”) per Common Share (the “Common Offer”) and $54.00 plus the Dividend Amount per Preferred Share (the “Preferred Offer”), in each case in cash without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 28, 2008 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with any amendments or supplements to the Offer to Purchase and the Letter of Transmittal, collectively constitute the “Offers”). The “Dividend Amount” applicable to a Preferred Share purchased in the Preferred Offer means the product of (1)(A) the amount of accrued and unpaid dividends on such Preferred Share at the time Offeror accepts shares tendered pursuant to the Offers (the “Acceptance Time”) divided by (B) $3.84, which amount is the average market price of the Common Shares for the ten (10) consecutive trading days prior to and including the date of the Merger Agreement (as defined below) and (2) $5.40 in cash or such greater amount as may have been paid to any holder of Common Shares in the Common Offer. Tendering stockholders who have shares registered in their names and who tender directly to StockTrans, Inc., as depositary for the Offers (the “Depositary”), will not be charged brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of shares pursuant to the Offers. Stockholders who hold their shares through a broker or bank should consult such institution as to whether it charges any such fees or commissions. Walgreens or Offeror will pay all charges and expenses of the Depositary and D.F. King & Co., Inc., which is acting as Information Agent for the Offers (the “Information Agent”), incurred in connection with the Offers.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, AT THE END OF THURSDAY, APRIL 24, 2008,
UNLESS THE OFFER IS EXTENDED.

The Offers are conditioned upon Shares representing more than 50% of the number of Common Shares outstanding on a fully diluted basis (including the number of Shares issuable pursuant to outstanding warrants and options to acquire Shares and issuable upon conversion of Preferred Shares) having been validly tendered and not withdrawn prior to the expiration of the Offers (the “Minimum Condition”). Each of the Offers is also conditioned upon, among other things’ (1) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (2) the receipt of any approval or clearance required to be obtained by Walgreens, Offeror or I-trax in order to permit payment for shares tendered pursuant to the Offer or the ownership and operation of I-trax by Walgreens. The Offers are also subject to the satisfaction or waiver of the other conditions set forth in the Offer to Purchase. See Section 14 — “Conditions of the Offer” of the Offer to Purchase.

The Offers are being made pursuant to the Agreement and Plan of Merger, dated as of March 14, 2008, among Walgreens, Offeror and I-trax (the “Merger Agreement”). The Merger Agreement provides, among other things, for the making of the Offers by Offeror, and further provides that, following the completion of the Offers, upon the terms and subject to the conditions of the Merger Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Offeror will be merged with and into I-trax (the “Merger”). Following the effective time of the Merger (the “Effective Time”), I-trax will continue as the surviving corporation (the “Surviving Corporation”) and become a wholly owned subsidiary of Walgreens, and the separate corporate existence of Offeror will cease.

At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (a) any Shares directly owned by I-trax as treasury stock, or by Walgreens or Offeror (other than shares held on behalf of third parties), and (b) Shares held by a holder who has not voted in favor of or consented to the Merger and who has properly demanded and perfected his right to be paid the fair value of such Shares (“Appraisal Shares”) in accordance with the provisions of the DGCL, which Appraisal Shares will only be entitled to the rights granted under the DGCL), will be cancelled and cease to exist, and each holder of any such Shares will cease to have any rights except the right to the receive the consideration discussed herein. See Section 11(e) — “Appraisal Rights” of the Offer to Purchase. Each Common Share will automatically be converted into the right to receive an amount of cash, without interest equal to the Offer Price (the “Merger Consideration”). Each Preferred Share will automatically be converted into the right to receive the Merger Consideration that would be payable in respect of the Common Shares into which such Preferred Share is convertible, plus a dividend amount.

At a meeting held March 14, 2008, the I-trax Board: (1) resolved that the terms of the Merger Agreement are fair to, and in the best interests of, I-trax and I-trax’s stockholders and declared it advisable to enter into the Merger Agreement; (2) authorized the execution, delivery and performance of the Merger Agreement; (3) approved, authorized and adopted the transactions contemplated by the Merger Agreement; (4) recommended acceptance of the Offers, the adoption and approval of the Merger Agreement by the I-trax stockholders; and (5) took action to exempt the transactions contemplated by the Merger Agreement from the restrictions set forth in Section 203 of the DGCL.

For purposes of the Offers, Offeror will be deemed to have accepted for payment, and purchased, Shares validly tendered and not withdrawn as, if and when Offeror gives oral or written notice to the Depositary of its acceptance of the Shares for payment pursuant to the Offers. In all cases, upon the terms and subject to the conditions of the Offers, payment for Shares purchased pursuant to the Offers will be made by deposit of the purchase price for the Shares with the Depositary, which will act as agent for tendering I-trax stockholders for the purpose of receiving payment from Offeror and transmitting payment to validly tendering I-trax stockholders.

In order for you to tender Shares in the Offers, the Depositary must receive the Letter of Transmittal (or a facsimile), properly completed and signed, together with any required signature guarantees, or an Agent’s Message in connection with a book-entry delivery of Shares, and any other documents that the Letter of Transmittal requires at one of its addresses set forth on the back cover of the Offer to Purchase on or prior to the Expiration Date, and either (a) deliver Share Certificates to the Depositary or cause the Shares to be tendered pursuant to the procedure for book-entry transfer and the Depositary must receive Book-Entry Confirmation, in each case, on or prior to the Expiration Date, or (b) comply with the guaranteed delivery procedures, as set forth in Section 3 — “Procedures For Accepting The Offers and Tendering Shares” of the Offer to Purchase.

Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), Offeror may extend the Offers without the consent of I-trax (1) as required by applicable law, including for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC, (2) for one or more periods of not more than twenty (20) business days per extension but not beyond September 30, 2008 (the “Outside Date”), if, at the scheduled Expiration Date, any of the conditions of the Offers (see Section 14 “Conditions of the Offers” of the Offer to Purchase) has not been satisfied or waived, (3) in connection with any increase in the consideration to be paid pursuant to the Offers so as to comply with applicable rules and regulations of the SEC or (4) for one or more periods of ten (10) business days each if there shall not have been tendered at least 90% of the issued and outstanding Common Shares or Preferred Shares on a fully-diluted basis, but in no event beyond the Outside Date. As of the date of the Offer to Purchase, Walgreens and Offeror have no intention to increase the Offer Price.

If Offeror decides to extend the Offers, it will issue a press release announcing the new Expiration Date no later than 9:00 a.m., New York City time on the first business day after the previously scheduled Expiration Date of the Offers. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offers and subject to the stockholder right to withdraw the Shares. I-trax stockholders may withdraw their Shares previously tendered at any time prior to the Expiration Date, as it may be extended from time to time. See Section 4 — “Withdrawal Rights” of the Offer to Purchase. “Expiration Date” means 12:00 midnight, New York City time, at the end of Thursday, April 24, 2008, unless Offeror determines to extend the period of time for which the initial offering period of the Offers is open, in which case “Expiration Date” will mean the time and date at which the initial offering period of the Offers, as so extended, will expire.

Under Rule 14d-11 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Offeror and Walgreens may, subject to certain conditions, provide a subsequent offering period of between three and twenty business days (as such term is defined under Exchange Act Rule 14d-1(g)(3)) following the Expiration Date. If included, a subsequent offering period would be an additional period of time following the expiration of the Offers and the purchase of Shares in the Offers, during which stockholders may tender any Shares not tendered in the Offers. A subsequent offering period, if one is included, is not an extension of the Offers, which already would have been completed. Under the Merger Agreement, I-trax has the right to require Offeror to provide a subsequent offering period following completion of the Offers.

Unless tendered in a subsequent offering period or accepted for payment as provided in this Offer to Purchase, Shares that have been previously tendered in the Offers at any time on or before the Expiration Date (including any extension of such date) may be withdrawn at any time. No withdrawal rights apply to Shares tendered in a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered in the Offers and accepted for payment. If acceptance for payment of Shares tendered in the Offers is delayed for any reason, the Depositary may retain tendered Shares, and they will not be withdrawn, except to the extent that the stockholder is entitled to and duly exercises withdrawal rights as described in Section 4 — “Withdrawal Rights” of the Offer to Purchase.

For a withdrawal to be effective, a written or facsimile transmission notice should be delivered to the Depositary at one of its addresses or fax numbers set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. Prior to the physical release of share certificates, the serial numbers shown on the particular share certificates evidencing Shares to be withdrawn should be submitted and an eligible institution must medallion guarantee the signature on the notice of withdrawal, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3 — “Procedures for Accepting the Offers and Tendering Shares” of the Offer to Purchase, the notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary. A withdrawal of Shares cannot be rescinded. Any withdrawn Shares will be considered not validly tendered for purposes of the Offers, but it is possible to tender the Shares again at any time before the Expiration Date by following any of the procedures described in Section 3 — “Procedures for Accepting the Offers and Tendering Shares” of the Offer to Purchase. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Offeror, in its sole discretion, which determination will be final and binding. None of Walgreens, Offeror or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the U.S. Securities Exchange Act of 1934 as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

I-trax has provided Offeror with I-trax’s stockholder list and security position listing for the purpose of disseminating the Offers to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed by Offeror to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offers.

Any questions and requests for assistance may be directed to the Information Agent as set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and all other tender offer materials may be directed to the Information Agent, and copies will be furnished promptly at Offeror’s expense. Offeror will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offers.

The Information Agent for the Offers is:

D. F. King & Co., Inc.

48 Wall Street, 22nd Floor
New York, New York 10005

Shareholders, Call Toll-Free: 800-758-5378
Banks and Brokers Call Collect: 212-269-5550
tender@dfking.com

March 28, 2008

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